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                                                                    EXHIBIT 11.1



                Statement Re: Computation of Per Share Earnings
                    (In thousands, except per share amounts)

                                                  Three Months Ended
                                                       March 31,
                                                  ------------------
                                                    1999      1998
                                                  --------  --------

Basic and Diluted:

Weighted average common shares outstanding         19,710    13,900

Net loss                                          $(4,949)  $(2,111)
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Net loss per common share                         $ (0.25)  $ (0.15)
                                                  ========  ========